Memorandum of Understanding
                                     between
                      Praxis Technical Group, Inc. (Praxis)
                                       and
                The Forest Industry Online Inc. (Forest Industry)
                                       for
    the provision of technical services by Praxis Technical Group, Inc to The
                          Forest Industry Online Inc.


Forest Industry requires certain technical services and Praxis has a unique capability to provide and wishes to provide those services for Forest Industry. The technical services in question are three types:

1. Development and setup of Web-delivered computer-based training programs and the administration and management systems required to offer a comprehensive training program over the Internet.

2. Technical design, software development and hardware development and maintenance services required to build a heavy-duty, multitier, scalable, high-capacity, secure Internet server system capable of meeting Forest Industry's requirements, and maintenance and development services required to expand the system to meet future needs.

3. Mathematical, algorithmic and heuristic expertise and system development ability adequate to build a data analysis and prediction system adequate for the analysis of data obtained from Crow's Publications, Inc. or similar sources to provide forecasting and advisory services to customers of Crow's, or of Forest Industry.

Praxis understands that both parties intend this to be a long-term relationship, and that Forest Industry is a new and rapidly growing company. In respect of these considerations Praxis agrees to charge less than its normal charge-out rates for services. Praxis' current normal charge-out rate is $100 USD per hour for technical design and development and programming services. Praxis' current normal charge-out rate for development of computer-based or web-based training programs, including graphics, scriptwriting, and authoring, is $80 USD per hour. In respect of this, Praxis and Forest Industry agree to the following terms:

1. For development and setup of Web delivered computer-based training programs as described in item 1, above, Praxis will charge $60 CDN per hour.

2. For technical services as described in items 2. and 3. above, Praxis will charge $80 CDN per hour.

3. All copyright and any other rights to training materials, and source code, object code and compiled code shall become the property of Forest Industry on payment of invoices, with the exception of certain mathematical or heuristic technology which may be used for data-mining or data-analysis, and which has already been developed or partially developed by Praxis. Royalties for such technology shall be negotiated separately and do not form part of this MOU.

4. Software or hardware purchased on behalf of Forest Industry shall be approved in advance by Forest Industry and will be charged at cost.

5. All invoices submitted by Praxis shall be accompanied by reports from the Praxis time-tracking system, certified by the employees employed on the projects for which the invoices are issued.

6. The method of delivery of the technical services are outlined in the Proposal attached hereto as Exhibit A and included as a part of this memorandum of understanding.

It is further intended by both parties to enter into discussions for Forest Industry to create a long term relationship with Praxis though the acquisition of Praxis. These discussions are non-binding on either party and if pursued, will be detailed within a letter of intent at a future date.


Signed this 12th   day of October, 2000, at Nanaimo, British Columbia



/s/JOE PERRATON
-------------------------------------------------------
Joe Perraton, President, The Forest Industry Online Inc.


/s/GREG MILLBANK
------------------------------------------------------
Greg Millbank, President, Praxis Technical Group, Inc.

                                   EXHIBIT "A"
                                       to
                           Memorandum of Understanding



                                    Proposal

                                       for

                         Delivery of Technical Services

                                       to

                         The Forest Industry Online Inc.



                          Praxis Technical Group, Inc.
                              1618 Northfield Road
                          Nanaimo, B.C. Canada V9S 5G4

1.   General

1.1 Praxis Technical Group, Inc. (Praxis) will deliver technical services to The Forest Industry Online Inc. at a preferred rate on the understanding that a long-term contractual relationship exists between the two companies, and that Praxis will be the sole designer and developer of a multi-tier, scalable, web-site architecture suitable for The Forest Industry Online Inc.'s needs, except where both companies mutually agree to utilize the services of a third party, or third-party software.

1.2 Praxis Technical Group, Inc. assumes responsibility for the appropriateness and suitability of the design on a staged basis, i.e. The Forest Industry Online Inc. will review and approve each stage of the design and development process as laid out in this document.

1.3 Praxis Technical Group, Inc. will invoice The Forest Industry Online Inc. on a monthly basis, and the invoices will be backed by print-outs from the Praxis project time-tracking syste, certified by the Praxis employees involved in the project.

1.4 Praxis will maintain a project team of suitable size, and will not divert the members of the project team to other projects to the detriment of The Forest Industry Online Inc..

1.5 Praxis will provide The Forest Industry Online Inc. with bi-weekly progress reports and documentation describing the work accomplished in each two-week period.

1.6 Praxis will not purchase, nor commit The Forest Industry Online Inc. to the purchase of any goods, software, or hardware without prior written permission from The Forest Industry Online Inc.


2.   Description of Services

2.1 Praxis Technical Group, Inc. will provide the services of two web-site design and Java programming experts, who will outline the design for the web-site, and take the lead role in the integration of software and hardware outlined in the design.

2.2 Praxis will provide sufficient additional developer's time to develop custom software in Java, as required, but only when it is determined that no suitable third-party software is available.

2.3  Praxis will recommend  back-office  solutions to The Forest Industry Online
     Inc.

2.4 Praxis will provide documentation and training necessary for The Forest Industry Online Inc. personnel to assume maintenance and management of the web-site as it is deployed.

2.5 Subject to prior approval from The Forest Industry Online Inc., Praxis will install the web-site on suitable servers, and will find an appropriate server-hosting service for the web-site.

2.6  Praxis  will  test  all  aspects  of  the  site,   including  security  and
     robustness, and will submit results of the tests to The Forest Industry Online Inc..

3.   Continuous Nature of Engagement, Discontinuation and Arbitration

3.1 The work is to be carried out on a continuous basis, until complete, but may be paused or discontinued without cause by either party on 60 day's notice, which must be given in writing.

3.2 The work may be discontinued at any time by either party for reasonable cause, subject to notification in writing. In general cause shall mean non-performance of these terms by either party, with no attempt to rectify such non-performance within two weeks of written notification, or clear breaches of software license provisions, or illegal activities of any type.

3.3 Disputes between the two parties which cannot be resolved shall be resolved firstly by resort by either party to the procedures outlined in the British Columbia Commercial Arbitration Act, and only after such arbitration has failed, through the courts and under the laws of British Columbia.


4.   Terms and Conditions

4.1. All software code and documentation written specifically for The Forest Industry Online Inc. or for this project by Praxis, shall be the sole and unconditional property of The Forest Industry Online Inc.. Copies of such code shall be given to The Forest Industry Online Inc., and Praxis shall only maintain copies necessary for maintenance of the The Forest Industry Online Inc. web-site. Praxis agrees to keep all such code, documentation and related techniques and algorithms secret, and shall not disclose them to any third party without written permission of The Forest Industry Online Inc..

4.2. The Forest Industry Online Inc. shall be notified in writing of any software, documentation, techniques or algorithms previously developed by Praxis, or developed by Praxis for its own use, and the development of which has not been paid for by The Forest Industry Online Inc., and which is used in this project. At the time of notification, a license agreement for the use of such intellectual property shall be negotiated in each case.

4.3. Praxis will submit invoices on a monthly basis, payable within 30 days of receipt by The Forest Industry Online Inc.. Such invoices will be accompanied by time sheets showing hours worked and the work performed during those hours. Praxis will charge $80.00 CDN per hour for all work performed under this agreement, plus all applicable taxes.

4.4. Software and hardware purchased by agreement with and on behalf of The Forest Industry Online Inc., will be charged at cost.